Exhibit 10.5

EXECUTION VERSION

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT (the “Assignment”) is made as of December 23, 2013 by and between the Deere & Company, a Delaware corporation, on behalf of itself and its Non-Company Affiliates that own Transferred IP (as defined below) (“Assignor”), and John Deere Landscapes LLC, a Delaware limited liability company (the “Company” or “Assignee”). All capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the Investment Agreement (as hereinafter defined).

WHEREAS, CD&R LANDSCAPES HOLDINGS, L.P., a Cayman Islands exempted limited partnership, CD&R LANDSCAPES BIDCO, INC., CD&R LANDSCAPES MERGER SUB, INC., CD&R LANDSCAPES MERGER SUB 2, INC., Assignor, JDA HOLDING LLC, a Delaware limited liability company, and the Company are parties to the Investment Agreement, dated as of October 26, 2013 (as amended, supplemented or otherwise modified from time to time, the “Investment Agreement”), pursuant to which such parties have agreed to the Mergers and the LESCO Shares Purchase;

WHEREAS, Section 4.14 of the Investment Agreement provides for the execution and delivery of this Assignment by Assignor to Assignee;

WHEREAS, Assignor desires to transfer, convey, assign and deliver to Assignee all of its right, title and interest, if any, in and to (i) the Intellectual Property set forth on Schedule I hereto and (ii) any other Intellectual Property conceived, developed or otherwise generated by or on behalf of Assignor, including by any of its respective employees or consultants, that is owned by Assignor and was or is primarily used in the Business of the Company and the Company Subsidiaries as of the date of the Investment Agreement or as of the date hereof ((i) and (ii) collectively, the “Transferred IP”), and Assignee desires to acquire such right, title and interest in and to such Transferred IP;

WHEREAS, the Assignor has registered the Domain Names listed next to its name on Schedule I hereto (the “Transferred Domain Names”);

WHEREAS, Assignee has provided to the Assignor the name of the registrar, and the names and addresses into which Assignee will subsequently transfer the Transferred Domain Names, and the administrative contact, technical contact and billing contact for each of the Transferred Domain Names, each of which is set forth opposite the applicable Domain Name on Schedule I hereto; and

WHEREAS, Assignee has declared its intention to contact Assignor’s registrar(s) and request transfer of the Transferred Domain Names from Assignor to Assignee or its designee.

NOW, THEREFORE, in consideration of the mutual promises and covenants made herein and in the Investment Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to the terms and conditions of the Investment Agreement, Assignor and Assignee hereby agree as follows:

I.	Assignment. Assignor for itself and its Non-Company Affiliates that own Transferred IP hereby irrevocably transfers, conveys, assigns and delivers to Assignee all of Assignor’s right, title and interest, if any, in and to (i) the Transferred IP, free and clear of all Encumbrances; (ii) the goodwill of the business connected with the use of and symbolized by any Transferred Domain Names or Marks constituting Transferred IP; (iii) all rights of priority in the Transferred IP in any country as may now or hereafter be granted to Assignor by law, treaty or other international convention; and (iv) all rights, interests, claims and demands recoverable in law or equity that Assignor has or may have in profits and damages for past, present and future infringements of such Transferred IP, including, without limitation, the right to compromise, sue for and collect such profits and damages; the same to be held and enjoyed by Assignee, its successors and assigns or their legal representatives, as fully and entirely as the same would have been held and enjoyed by Assignor if this Assignment had not been made. The above assignment of Transferred IP is subject to Assignor’s reservation of its rights to (i) restrict Assignee’s, its assigns’, licensees’, Affiliates’, and successors’ use of any John Deere Designation during or after the Roll-Off Period in violation of Section 8.5 of the Investment Agreement, and (ii) enforce the language that is specifically set forth in Schedule I hereto, in Section 8.5 of the Investment Agreement, or both.

II.	Moral Rights. Assignor for itself and its Non-Company Affiliates that own Transferred IP further hereby irrevocably transfers and assigns to Assignee, and waives and agrees never to assert, any and all “Moral Rights” (as defined below) that Assignor may have in or with respect to the Transferred IP. As used in this Assignment, “Moral Rights” means, with respect to any given Transferred IP, any rights to claim authorship thereof, to object to or prevent any modification thereof, to withdraw from circulation or control the publication or distribution thereof, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is called or generally referred to as a “moral right.”

III.	Representations, Warranties and Covenants.

A.	Assignor represents and warrants to Assignee that it has the right and authority to grant the rights granted hereunder and to execute and deliver this Agreement on behalf of itself and its Non-Company Affiliates.

B.	Assignor shall declare to its relevant registrar promptly, and in any event within thirty (30) days after being contacted by the relevant registrar, Assignor’s consent and confirmation to the transfer of the Transferred Domain Names to Assignee or its designee.

C.	To the extent that there exists documentation, books and records, files, copies or tangible embodiments of the Transferred IP assigned herein, Assignor shall, at Assignor’s cost, deliver or cause to be delivered such documentation, books, records, files, copies or tangible embodiments thereof to Assignee concurrently with this Assignment.

D.	Assignor agrees not to, directly or indirectly, use, practice, distribute, duplicate, modify, create derivative works of, or in any manner seek to recreate or register for Assignor’s own benefit any of the Transferred IP assigned herein.

E.	Assignor shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as reasonably have been or may be requested by Assignee to confirm the rights and obligations provided for herein and render effective the consummation of the transactions contemplated hereby.

IV.	Miscellaneous.

A.	Governing Law. This Assignment, and any claim or cause of action arising out of or relating to this Assignment, shall be governed by and construed in accordance with the laws of the United States, in respect of intellectual property issues, and in all other respects, including as to validity, interpretation and effect, by the internal laws (as opposed to the conflicts of law provisions) of the State of New York.

B.	Binding Effect; No Other Beneficiaries. This Assignment shall inure to the benefit of Assignee and its successors and assigns and shall be binding upon Assignor and its successors and assigns. Nothing in this Assignment shall confer any rights upon any person or entity other than Assignor and Assignee and their respective successors and assigns.

C.	Amendment; Waivers, etc. This Assignment may be amended, modified, supplemented or restated, and the terms of this Assignment may be waived, in each case only by a written instrument executed by Assignor and Assignee.

D.	General Provisions. Sections 11.1 (Expenses), 11.2 (Notices), 11.3 (Severability), 11.8(b) (Jurisdiction); 11.9 (Public Announcements), 11.10 (Waiver of Jury Trial), 11.12 (Waiver of Conflicts; Attorney-Client Privilege), 11.13 (No Presumption Against Drafting Party), 11.14 (Time Periods) and 11.15 (Execution of Agreement) of the Investment Agreement are incorporated by reference herein, mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be duly executed as of the date first written above.

DEERE & COMPANY

By:	/s/ James M. Field
Name:	James M. Field
Title:	President, Agriculture & Turf Division – Americas, Australia and Global Harvesting & Turf Platforms

JOHN DEERE LANDSCAPES LLC

By:	/s/ David P. Werning
Name:	David P. Werning
Title:	Manager

Schedule I

Domain Names

No.	Domain Name	Assignor	Reg. Date	Exp. Date	Registrar	Admin. Contact	Technical Contact	Billing Contact
1.	lesco.com	Deere & Company	2-May-96	3-May-14	CSC Corporate Domains, Inc.
2.	lescodirect.com	Deere & Company	10-Mar-03	10-Mar-14	CSC Corporate Domains, Inc.
3.	lesconews.com	Deere & Company	30-Aug-02	30-Aug-14	CSC Corporate Domains, Inc.
4.	jdlgreentech.com	Deere & Company	9-Jun-06	9-Jun-17	CSC Corporate Domains, Inc.
5.	unitedgreentech.com	Deere & Company	20-Dec-99	20-Dec-14	CSC Corporate Domains, Inc.
6.	jdlandscapes.com	Deere & Company	5-Mar-01	5-Mar-14	CSC Corporate Domains, Inc.

Names and Marks

Name and Mark	Assignor
JDL[1]	Deere & Company
REDZONE (US 3,845,246)	Deere & Company
REDZONE (Canada 803,481)	Deere & Company

[1]	Notwithstanding any contrary language in Section I of this Agreement, regarding the name and mark JDL, Assignor only transfers, conveys, assigns and delivers to Assignee the common law rights that the Assignor might have arising from the use of the business name “John Deere Landscapes”, and that (i) does not extend to any right, title and interest that the Assignor has or may have in China, Taiwan and Hong Kong, and its or their possessions or territories, (ii) excludes all of the Assignor’s past and present business, products and services, except for the Business, (iii) excludes the right to use “JD” or “John Deere” (the terms for such use being set forth in Section 8.5 of the Investment Agreement), and (iv) is subject to all limitations on use or other restrictions under Section 8.5 of the Investment Agreement.